UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 7, 2006

Loral Space & Communications Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-14180	87-0748324
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

600 Third Avenue, New York, New York		10016
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(212) 697-1105

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On June 7, 2006, Space Systems/Loral, Inc. ("SS/L"), a subsidiary of Loral Space & Communications Inc. ("Loral" or the "Company"), entered into a Customer Credit Agreement (the "Credit Agreement") with Sirius Satellite Radio Inc. ("Sirius"), effective as of May 31, 2006. Under the Credit Agreement, SS/L has agreed to make loans to Sirius in an aggregate principal amount of up to $100,000,000 to finance the purchase of the Sirius FM-5 Satellite (the "Satellite"). Loans made under the Credit Agreement are secured by Sirius’ rights under its Satellite Purchase Agreement with SS/L dated as of May 31, 2006, including its rights to the Satellite. The loans are also entitled to the benefits of a subsidiary guarantee from Satellite CD Radio, Inc., and, subject to certain exceptions, any future material subsidiary that may be formed by Sirius hereafter. The maturity date of the loans is the earliest to occur of (i) April 6, 2009, (ii) 90 days after the Satellite becomes available for shipment and (iii) 30 days prior to the scheduled launch of the Satellite.

Loans made under the Credit Agreement generally bear interest at a variable rate equal to three-month LIBOR plus a margin. The Credit Agreement permits Sirius to prepay all or a portion of the loans outstanding without penalty. The description of the Credit Agreement contained herein is qualified in its entirety by reference to the Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Also on June 7, 2006, Loral entered into a consulting agreement with one of its directors, Dean A. Olmstead. Pursuant to this agreement, Mr. Olmstead will provide consulting services to the Company relating generally to exploration of strategic and growth opportunities for Loral’s satellite services businesses and achievement of efficiencies within the Company’s divisions. Mr. Olmstead will report to Loral’s Chief Executive Officer. Initially, Mr. Olmstead will devote no less than 80% of his time to Loral, increasing to full time at his election.

Pursuant to the consulting agreement, Mr. Olmstead’s consulting fee will be $400,000 annually (payable at 80% until he elects to devote his full time to Loral), and he will be eligible for a target bonus of $240,000 annually at the discretion of the Compensation Committee of the Board of Directors based on his performance and achievement of his objectives (payable at 80% until he elects to devote his full time to Loral).

The term of the consulting agreement is for one year, commencing as of May 15, 2006, and the agreement is automatically renewable for succeeding one year terms unless either party terminates the agreement. Upon specified termination events (as defined in the agreement), Mr. Olmstead will be paid a termination fee of $300,000 plus any accrued and unpaid bonus.

In addition, Mr. Olmstead’s consulting agreement provides that the Company will grant to Mr. Olmstead seven-year options to purchase 120,000 shares of common stock of the Company, with a per-share exercise price equal to the fair market value of one share of the Company’s common stock at the date of grant (the "Options"). The Options are subject to the approval of our stockholders of an amendment to our 2005 Stock Incentive Plan to increase the number of shares of our common stock available under the plan. We plan to submit the amendment of the plan to our stockholders for approval at an annual or special meeting of stockholders. Options covering 20,000 shares will vest over a four-year period, with 25% vesting on each of the first four anniversaries of the grant date, and options covering 100,000 shares will vest based upon closing of a satellite services business transaction with a specified value to Loral (25,000 options to vest upon closing of a transaction with value of between $100 million and less than $250 million; 50,000 options to vest upon closing of a transaction with a value of between $250 million and less than $500 million; 75,000 options to vest upon closing of a transaction with a value of between $500 million and less than $1,000 million; and 100,000 options to vest upon closing of a transaction with a value of $1,000 million or more), provided, however, that no portion of the Options (whether vested or not) will be exercisable prior to the date of stockholder approval of the amendment to our 2005 Stock Incentive Plan.

Mr. Olmstead his also entitled under the agreement to medical benefits, reimbursement of up to $12,000 annually for life insurance, and $22,500 annually in lieu of retirement benefits (amounts payable at 80% until he elects to devote his full time to Loral).

The above description of Mr. Olmstead’s consulting agreement is not intended to be complete and is qualified in its entirety by reference to the full text of the agreement attached to this report as Exhibit 10.2.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Loral Space & Communications Inc.

June 8, 2006	By:	Avi Katz

Name: Avi Katz
Title: Vice President and General Counsel

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Exhibit Index

Exhibit No.	Description

10.1	Customer Credit Agreement dated as of May 31, 2006 between Sirius Satellite Radio Inc. and Space Systems/Loral, Inc.
10.2	Consulting Agreement dated June 7, 2006 between Loral Space & Communications Inc. and Dean A. Olmstead